CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares of Common Stock to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share, issuable pursuant to an equity line	10,000,000	$0.4145	$4,145,000	$384.24
Common Stock, par value $0.01 per share, issuable upon conversion of Series C Preferred Stock and Warrants	6,000,000	$0.4145	$2,487,000	$230.54
Common stock, par value $0.01 per share	793,039	$0.4145	$328,715	$30.47
Total	16,793,039	$0.4145	$6,960,715	$645.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on the average of the high and low prices of the common stock on March 31, 2022 as reported on the OTC Markets.

(3)	The Company paid a registration fee of $903.76 in connection with the original filing of the registration statement for 10,500,000 shares of common stock. The Company is paying an additional registration fee of $241.80 in connection with the additional 6,293,039 shares of common stock registered in this amended registration statement.